Exhibit 99

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Jason Peterson

Director of Communications

jason.peterson@tennantco.com

1.651.216.0859

Tennant Company Names Richard H. Zay Chief Operating Officer

MINNEAPOLIS, June 17, 2026—Tennant Company (NYSE: TNC), a world leader in cleaning equipment and solutions, today announced that Richard H. (Rusty) Zay has been appointed Chief Operating Officer, effective July 1, 2026. Zay, currently serving as the organization’s Chief Commercial Officer, has been on the company’s leadership team since 2010. An industry veteran with more than 25 years of experience in sales, marketing, and operations, he previously held leadership roles in other companies, including Whirlpool Corporation and Maytag Corporation.

In his new role, Zay will expand his leadership of Tennant’s global customer-facing business units, supply chain, manufacturing operations, R&D, and marketing. He will be tasked with driving strong financial results and value creation through rigorous execution, continuously improving cross-functional interaction, and driving efficiency throughout the business.

“Rusty has a proven track record of creating alignment across our business units to drive execution of new and existing strategies,” said Dave Huml, Tennant Company President and Chief Executive Officer. "He is a strategic and innovative thinker who is committed to finding new ways to leverage technology to enhance our organizational efficiency. Importantly, he is deeply committed to customer satisfaction, and to ensuring that Tennant remains a market leader through differentiated service to our customers in every interaction.”

Zay joined Tennant Company in June of 2010, initially serving as Vice President, Global Marketing. In 2014, he was promoted to Vice President of Americas Sales and Service. Following that, he served as the Senior Vice President, Innovation & Technology before assuming his current role as Chief Commercial Officer.

Throughout his career with Tennant, Zay has been instrumental in driving growth and adding value to the company’s performance. Most notably, he has led efforts focused on advancing new channel and customer expansion, increasing adoption of new technology like robotics in the market, scaling enterprise operating models to support growth and profitability, and enhancing the organization’s capabilities to deliver a superior customer experience.

“Tennant’s leadership position in the industry provides unique opportunities to serve more customers in new and existing markets as we continue to reinvent how the world cleans,” said Zay. “I’m honored to lead a very talented team that is focused on leveraging our recognized capabilities and scale, along with innovative ideas about how to reach and serve our customers, to continue driving our growth strategy.”

Zay holds a Bachelor of Science in Management from Purdue University. Zay’s leadership has extended beyond Tennant Company through his service as President and Secretary of the Association of American Cleaning Equipment Manufacturers, where he has contributed to broader industry leadership and advancement. He also served on the Holy Family Catholic High School Board of Directors and Finance Committee, reflecting his commitment to community leadership, governance, and financial stewardship.

About Tennant Company

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.20 billion in 2025 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in more than 21 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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